UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CENVEO, INC.

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James R. Malone
Chairman and Chief Executive Officer
September 2, 2005
Dear Stockholder:
We are fast approaching the September 14th special meeting of stockholders where your vote will decide to:
Save Cenveo from unnecessary disruption and allow me, with the help and support of Cenveo’s Board and management team, to continue doing the job I was hired to do—to turn Cenveo around and create real value for all Cenveo stockholders,
OR
Hand over control of Cenveo to Mr. Burton and his colleagues and family –for free – and risk derailing the cost-cutting and value-building momentum we have created.
We urge you to protect the value of your investment by signing, dating and returning the enclosed GOLD proxy card today.
SUPPORT YOUR BOARD: CENVEO HAS A NEW MOMENTUM
We are moving swiftly with the goal of restoring Cenveo to profitability. We have already identified $55 million in cost savings (75% of which is currently being implemented). We have realigned management and consolidated facilities. At the same time, we are leveraging Cenveo’s portfolio of assets to profitably grow revenues. And there is more to do and we have a plan to accomplish it.
We believe our strategy will bring greater value to our stockholders – in much less time – than any of Burton’s proposals.
Burton says he would make Cenveo a low-cost producer – but that can mean nothing more than shifting manufacturing overseas while having to invest in expensive new equipment here in the US. Our strategy –already underway – is to use strategic sales to continue to better meet the complex needs of our customers while spending less on initial capital expenditures.
In the last two weeks I have met with both current and prospective large customers with complex needs. During this time I have confirmed an additional $25 million of orders over and above the previously announced strategic sales forecast. Such strategic sales initiatives provide the basis for real competitive differentiation within Cenveo’s markets as opposed to the low-cost producer strategy proposed by Burton.
WE ARE ON THE RIGHT PATH TO BUILDING A GREAT COMPANY
Your Board recently named me to the additional post of Chairman and I am honored by their trust and pledge to do my utmost to continue to earn the confidence of all stockholders. I also want to express the

Board’s gratitude to Susan Rheney, who has decided to resign as interim chairman and step down from the Board, for her service.
Except for myself, your Board is comprised of individuals entirely independent of management, and we are now seeking additional independent directors to ensure that the full range of stockholders’ interests are represented. We will soon name a lead director, in line with the sound corporate governance practices your company has always followed.
PROTECT THE VALUE OF YOUR INVESTMENT—VOTE THE GOLD PROXY TODAY!
The future of Cenveo is in your hands, and your vote is extremely important. I urge you to vote AGAINST Proposals 1 through 5, and FOR Cenveo’s director nominees in Proposal 6, by signing, dating and returning the enclosed GOLD proxy card today.
Thank you for your continued support.
Sincerely,

James R. Malone
Chairman and Chief Executive Officer

Please note that the enclosed GOLD proxy card has been revised to reflect
Ms. Rheney’s resignation from the Board. Unless later revoked by you, any vote you previously executed on a GOLD card is valid.
If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Toll-free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833.
Important Information
On August 5, 2005, Cenveo, Inc. filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A in connection with a special meeting of its shareholders. Cenveo’s shareholders are strongly encouraged to read carefully the definitive proxy statement, because it contains important information.
Free copies of the definitive proxy statement are available at the SEC’s web site at www.sec.gov, at the Cenveo’s web site at www.cenveo.com, or by directing requests to Cenveo’s proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888 750-5834.